SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


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[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

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         14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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                              [RJR NABISCO logo]

                               Carol J. Makovich
                                Vice President
                           Worldwide Communications




February 6, 1996


Dear RJR Nabisco shareholder:

For your information, we have attached a copy of a profile of Steven Goldstone, RJR Nabisco's new CEO, which ran on the Bloomberg Business Wire late yesterday.

The article offers assessments of Mr. Goldstone by several major shareholders and security analysts regarding his strategies and vision for the company. Given the critical issues regarding RJR Nabisco which are under debate today, we thought the opinions voiced in this article would be of interest to you.



/s/ Carol J. Makovich
_____________________
    Carol J. Makovich



No permission has been sought or received to distribute, quote from, or refer to published materials cited in this letter.



                               RJR Nabisco, Inc.
                          1301 Avenue of the Americas
                         New York, New York 10019-6013
                                (212) 258-5785
                              FAX (212) 969-9004

               The following article appeared on the Bloomberg Business Wire on February 5, 1995:

               BBN 2/06 RJR Nabisco's New CEO Wins Praise as Proxy Fight Nears (Update1)

RJR Nabisco's New CEO Wins Praise as Proxy Fight Nears (Update1)

               (Rewrites. Fixes typo in second paragraph. Updates stock activity.)

               New York, Feb. 5 (Bloomberg) -- A month ago, Donald Yacktman was worried about what the managers at RJR Nabisco Holdings Corp. were doing to one of his largest investments.

               The tobacco and food company was drowning in bad news. It had posted its fourth straight quarter of disappointing results. At least 18 executives had changed jobs in four months -- including its chief executive. And worse yet, the stock had dropped an average of 7 percent annually for the past five years.

               But a Jan. 3 visit by RJR's CEO, Steven Goldstone, eased his mind. Goldstone, in his first month on the job, laid out a wide-ranging plan to revive RJR's earnings, market share and stock price -- including such unconventional ideas as possibly pulling funds from its static Winston brand and giving them to Camel, its fastest-growing cigarette.

               "He is a breath of fresh air," said Yacktman, president of Chicago-based Yacktman Asset Management Co., which held 1.45 million shares as of September.

               A growing number of shareholders are giving Goldstone points for being more up front about the shortcomings at New York-based RJR, the nation's second-largest cigarette maker and largest cookie and cracker company. They also say he's more willing to make tough decisions than his predecessor, RJR Chairman Charles M. Harper.

               That kind of forthrightness is helping RJR at a crucial time:
It's tangled in a coming proxy fight with dissident holders Carl Icahn and Bennett LeBow.

               Yacktman says he's now leaning toward backing RJR because of his meeting with Goldstone. Other shareholders say they may follow.

               "I view him favorably as a manager," said Nancy Crouse, vice president and portfolio manager at Delaware Investment Management Co., which held 5.37 million shares in September. "He seems to be more action-oriented."

                                   Promises

               Goldstone, 50, who Harper named CEO in December, has been visiting shareholders the past month to enlist their support in a vote on whether RJR should spin off the remainder of its Nabisco Holdings Corp. food unit.

               LeBow's Brooke Group Ltd. plans to tally the non-binding vote, called a consent solicitation, on Feb. 15.

               Brooke Group also has proposed a nine-member slate for RJR's board if it doesn't commit to immediately spinning off its 80.5 percent of Nabisco before the next shareholders' meeting, most likely the annual meeting in April.

               In his meetings with shareholders, Goldstone has described strategies RJR's putting in place to increase sales and earnings, shareholders said. He also has been talking about contingency plans if those strategies don't work.

               One area Goldstone has emphasized is building the size of RJR's international tobacco operations, which lags a distant third behind Philip Morris Cos. and B.A.T Industries Plc, primarily through establishing joint ventures. He told Yacktman, though, that RJR might consider selling its international tobacco division if it receives a good enough offer.

               At least two shareholders have said Goldstone's told them he'd cut off advertising spending on Winston, its biggest full-priced cigarette brand, if efforts to revive sales fail. That would allow the company to spend more on advertising for Camel.

               "I certainly see a different attitude toward the tobacco business," said Allan Kaplan, an analyst at Merrill Lynch. "They're certainly trying harder."

               Some analysts say Goldstone's greatest contribution may be his ability to rally RJR executives at a time when, if LeBow's slate comes to a vote in April, all could be lost.

               "He's probably regenerated management's excitement and attitude about the business," said Ronald Morrow, an analyst at Rodman & Renshaw Inc.

               The difference in attitude between Goldstone and the 68-year-old Harper may stem in part from Goldstone's compensation plan, which analysts say includes receiving 200,000 shares if RJR's stock reaches $43.75 a share within the next three years. It now trades at 33 3/8.

               "That sends a message as to where he's going to concentrate his efforts," Yacktman said. "That's a tremendous incentive."


                                Lawyer by Trade

               What may be most surprising about Goldstone's ascent at RJR is that he's had little prior experience running a business.

               A lawyer by training, he's been working with RJR in some capacity since joining the New York law firm Davis Polk & Wardwell in 1978 and has increasingly advised the company on business decisions, as well as on its legal issues.

               He served as the closest Wall Street adviser to RJR's then Chief Executive Ross Johnson, who triggered a takeover battle that ended in Kohlberg Kravis Roberts & Co.'s $26.4 billion leveraged buyout of RJR in 1989. He also worked with management as a legal adviser after KKR took RJR public again in February 1991.

               In February 1995, Harper named Goldstone general counsel and president in October. Analysts at the time praised the move because having a Wall Street dealmaker as a top manager might nudge the company to consider more dramatic moves to increase the stock's returns.

               Still, some investors balk at having a lawyer with little management experience as the CEO. And some say they'll have a hard time supporting Goldstone until he can show he's turned RJR around.

               "He says some of the right things, but this company's been saying the right things forever and never done any of them," said Jeffrey Altman, an analyst with Heine Securities Corp.

               Heine's Chief Executive Michael Price, who held 5.54 million RJR shares in September, said last week he'll support LeBow in the consent solicitation.

               In the end, while making a good first impression may not be enough to secure a victory for RJR in the consent solicitation, Goldstone's actions and his visits are leading some to think twice before dismissing him as a manager.

               "He surprised me," said Lon West, an analyst at USAA Investment Management Co., which held 4.1 million shares as of December. "I went into the meeting thinking, 'What is a lawyer doing running the company?' But he has a very good command of the facts."

-- Leslie Hillman in the Princeton newsroom (609) 279-4065/gam